77M -Merger

On December 2, 2006, the Capital Fund acquired the assets and certain liabilities of the
Salomon Brothers Mid Cap Fund ("Mid Cap Fund"), pursuant to a plan of reorganization approved by Mid Cap Fund shareholders on November 20, 2006.
Total shares issued by
Capital Fund and the total net assets of the Mid Cap Fund and the Capital Fund on the date of the transfer were as follows:
Acquired Fund             Shares Issued by         Total Net
Assets of      Total Net Assets
                                             of the
                   Capital Fund                 Mid Cap Fund
          Capital Fund

Mid Cap Fund              1,145,078     $23,733,930
$1,454,178,787

The total net assets of the Mid Cap Fund before acquisition included unrealized appreciation of $6,750,589 and accumulated net realized loss of $3,095.
Total net assets of the
Capital Fund immediately after the transfer were $1,477,912,718. The transaction was structured to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.